EXHIBIT 99.1



                              CAUTIONARY STATEMENT

         Reality Interactive, Inc. (the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time make, in writing or orally, "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in conjunction with an identified forward-looking statement, this Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of such sections and is intended to be a readily available written document that contains factors which could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

         The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements:

         DOUBT AS TO THE COMPANY'S ABILITY TO CONTINUE AS A GOING CONCERN. The Company has incurred operating losses in each period since inception, and anticipates that it will continue to experience operating losses and negative cash flow from operations for the foreseeable future in 1999. The Company believes that its current cash and accounts receivable balance, along with expected revenues over the foreseeable future, will not be sufficient to meet its working capital and capital expenditure requirements for all of 1999. Therefore, if the Company is to remain in business through December 1999, the Company will need to raise additional funds to finance its operations. In the event the Company requires additional financing, there can be no assurance that debt or equity financing will be available to the Company on favorable terms or at all.

         FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE. If the Company is unable to generate substantial revenues from its operations or if the Company's expenses exceed expectations, the Company will likely require additional funds to meet its capital requirements. The Company does not currently have available bank financing. The Company may be required to raise additional funds through public or private financings, including equity financings, or through collaborative arrangements. There can be no assurance that additional financing would be available on favorable terms, or at all. If funding is not available when needed or on acceptable terms, the Company may be forced to curtail its operations significantly or cease operations and abandon its business entirely.

         DEVELOPING MARKET; MARKET ACCEPTANCE. The market for educating and training businesses has historically been served by consultants, instructor-led training and training publications such as books, manuals and tapes. Currently, there is little use of multimedia and web-based education and training products and services by businesses, and many of the Company's potential customers do not own or have access to the necessary equipment. The Company's future success will depend upon, among other factors, the extent to which companies acquire equipment compatible with the Company's products and services, and adopt and use multimedia and web-based education and training programs. In addition, the Company's success will depend in part on its ability to market and sell multiple copies of its products, as well as sell its custom development services, to large corporate customers. In the event that adoption and use of equipment compatible with the Company's products and services do not become widespread, the number of potential customers of the Company will be limited. There can be no assurance that the Company's products, the prices the Company charges for its products or its development services will be acceptable to the market or that the Company will be able to sell multiple copies of its products to large corporate customers.

         LIMITED MARKETING CAPABILITY. The Company currently has a small sales and marketing staff and limited number of strategic alliances relating to distribution of its products. There can be no assurance that the Company will be able to build a suitable sales force or enter into satisfactory marketing alliances with third parties, or that its sales and marketing efforts will be successful.

         DEPENDENCE ON DIVERSIFICATION OF PRODUCT OFFERINGS. The Company currently has a limited number of product offerings, and purchasers of the Company's products are not required to purchase additional products. Accordingly, the Company's products represent non-recurring revenue sources, and the success of the Company is dependent, in part, on its ability to develop sustained demand for its current products and to develop and sell additional products. There can be no assurance that the Company will be successful in developing and maintaining such demand or in developing and selling additional products.

         DEPENDENCE ON EVOLVING INDUSTRY STANDARDS. The Company's initial product offerings prepare businesses for adherence to worldwide management standards. The failure of the Company to enhance its products in a timely manner to changes in the standards, the lack of public acceptance of such standards or the delay in introduction of or enhancement to such standards would materially adversely affect the Company's operations.

         TECHNOLOGICAL CHANGE. The industry in which the Company competes is characterized by rapid technological change. The introduction of products embodying new technology can render existing products and product formats obsolete and unmarketable. The Company's success will depend on its ability to anticipate changes in technology and to develop and introduce new and enhanced products in a timely manner in response to technological changes, or if products or product enhancements by the Company do not achieve market acceptance, the Company's business would be materially adversely affected.

         COMPETITION. The business education and training industry is highly competitive. A large number of companies are currently developing multimedia and web-based training, educational and instructional aids. Competitors also include national, regional and local accounting firms engaged in industrial consulting and instructor-led training and companies which market training tools such as books, videos and audio tapes. Some of the Company's existing competitors, as well as a number of potential competitors, have larger technical staffs, more established marketing and sales organizations, and greater financial resources than the Company. There can be no assurance the Company will be able to compete successfully with such companies, or at all.

         FLUCTUATIONS IN OPERATING RESULTS. The Company's future operating results may vary substantially from quarter to quarter. At its current stage of operations, the Company's quarterly revenues and results of operations may be materially affected by the timing of the development and market acceptance of the Company's products. Generally, operating expenses will be higher during periods in which product development costs are incurred and marketing efforts are commenced. Due to these and other factors, including the general economy, stock market conditions and announcements by the Company or its competitors, the market price of the securities offered hereby may be highly volatile.

         DEPENDENCE ON KEY PERSONNEL; LACK OF EMPLOYMENT AND NONCOMPETITION AGREEMENTS. The success of the Company is dependent in large part upon the ability of the Company to attract and retain key management and operating personnel. Qualified individuals are in high demand and are often subject to competing offers. In the future, the Company will need to hire additional skilled personnel in the areas of research and development, and sales and marketing. There can be no assurance that the Company will be able to attract and retain the qualified personnel needed for its business. The Company has no employment or noncompetition agreements with any of its management or other personnel.

         DEPENDENCE ON ABILITY TO RETAIN SUBJECT MATTER EXPERTS. The Company's product development strategy requires the Company to retain third-party subject matter experts to perform research and development functions by providing accurate and informative content for the Company's products. There can be no assurance that the Company will be able to continue to attract and retain qualified subject matter experts required to develop new products and enhance existing products. The inability of the Company to attract and retain such experts could have a material adverse effect on the Company and its prospects.

         INTELLECTUAL PROPERTY. The Company regards its multimedia products as proprietary and relies primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect its proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain or use the Company's products or technology without authorization, or to develop similar products or technology independently. If unauthorized use or copying of the Company's product were to occur to any substantial degree, the Company's business and results of operations could be materially adversely affected. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar products.

         The Company believes that developers of multimedia and web-based products may increasingly be subject to such claims as the number of products and competitors in the industry grows and the functionality of such products in the industry overlaps. Any such claim, with or without merit, could result in costly litigation and could have a material adverse effect on the Company.

         LACK OF PRODUCT LIABILITY INSURANCE. The Company may face a risk of exposure to product liability claims in the event that use of its products is alleged to have resulted in damage to its customers. The Company does not currently carry product liability insurance. There can be no assurance that such insurance will be available on commercially reasonable terms, or at all, or that such insurance, even if obtained, would adequately cover any product liability claim. A product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business and prospects of the Company.

                          INDEX TO FINANCIAL STATEMENTS

                                                                      PAGE
                                                                      ----
        Report of Independent Public Accountants..................    F-2

        Balance Sheet.............................................    F-3

        Statement of Operations...................................    F-4

        Statement of Stockholders' Equity.........................    F-5

        Statement of Cash Flows...................................    F-6

        Notes to Financial Statements............................. F-7 to F-13


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Reality Interactive, Inc.:

We have audited the accompanying balance sheet of Reality Interactive, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Reality Interactive, Inc. as of December 31, 1997 were audited by other auditors whose report dated
February 16, 1998 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reality Interactive, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Reality Interactive, Inc. will continue as a going concern. As discussed in
Note 1 to the financial statements, Reality Interactive, Inc. has suffered recurring losses from operations and has a significant accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 1. The 1998 financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Minneapolis, Minnesota
February 24, 1999

                                       /S/   LUND KOEHLER COX & ARKEMA LLP

                                           REALITY INTERACTIVE, INC.
                                                 BALANCE SHEET

                                                                        DECEMBER 31,
                                                                    1997             1998
                                                                    ----             ----
       ASSETS

Current assets:
   Cash and cash equivalents                                    $    487,994     $    291,697
   Short-term investments                                          1,530,545                0
   Accounts receivable                                               410,916          231,525
   Inventory                                                          71,197                0
   Prepaid expenses and other current assets                          52,357           40,299
                                                                ------------     ------------
       Total current assets                                        2,553,009          563,521
                                                                ------------     ------------

Fixed assets, net                                                    121,971           63,833
Restricted cash                                                       58,500          111,000
Other assets                                                          19,850            9,356
                                                                ------------     ------------
       Total assets                                             $  2,753,330     $    747,710
                                                                ------------     ------------
                                                                ------------     ------------
       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                             $     36,117     $     38,733
   Accrued liabilities                                               130,213           31,938
   Deferred revenue                                                  181,906           49,495
   Other current liabilities                                           1,694            1,572
                                                                ------------     ------------
       Total current liabilities                                     349,930          121,738
                                                                ------------     ------------

Commitments (Note 5)

Stockholders' equity:
   Common stock, $.01 par value, 25,000,000 shares
       authorized 4,677,407 shares issued and outstanding
       at both dates                                                  46,774           46,774
   Additional paid-in capital                                     15,386,692       15,386,692
   Accumulated deficit                                           (13,030,066)     (14,807,494)
                                                                ------------     ------------
       Total stockholders' equity                                  2,403,400          625,972
                                                                ------------     ------------
       Total liabilities and stockholders' equity               $  2,753,330     $    747,710
                                                                ------------     ------------
                                                                ------------     ------------


               See accompanying notes to the financial statements.

                             REALITY INTERACTIVE, INC.
                             STATEMENT OF OPERATIONS

                                                                        YEAR ENDED
                                                                        DECEMBER 31,
                                                                    1997             1998
                                                                    ----             ----
Product revenues                                                $   906,918      $   384,637
Service revenues                                                    313,105          359,584
                                                                -----------      -----------
       Total revenues                                             1,220,023          744,221
                                                                -----------      -----------

Cost of product revenues                                            203,951           81,682
Cost of service revenues                                            195,193          265,061
                                                                -----------      -----------
       Total cost of revenues                                       399,144          346,743
                                                                -----------      -----------

Gross profit                                                        820,879          397,478
                                                                -----------      -----------
Operating expenses:
   Sales and marketing                                            1,112,846          493,908
   Research and development                                       1,351,658          545,192
   General and administrative                                     1,766,764        1,190,250
                                                                -----------      -----------
       Total operating expenses                                   4,231,268        2,229,350
                                                                -----------      -----------
Operating loss                                                   (3,410,389)      (1,831,872)
                                                                -----------      -----------
Other income (expense):
   Interest income                                                  175,467           54,444
                                                                -----------      -----------
Net loss                                                        $(3,234,922)     $(1,777,428)
                                                                -----------      -----------
                                                                -----------      -----------
Basic and Diluted Loss Per Share:                               $     (0.69)     $     (0.38)
                                                                -----------      -----------
                                                                -----------      -----------
Weighted average common shares outstanding                        4,677,407        4,677,407
                                                                -----------      -----------
                                                                -----------      -----------


               See accompanying notes to the financial statements.

                             REALITY INTERACTIVE, INC.
                         STATEMENT OF STOCKHOLDERS' EQUITY

                                         NUMBER                    ADDITIONAL                            TOTAL
                                       OF SHARES      COMMON        PAID-IN         ACCUMULATED       STOCKHOLDERS'
                                         ISSUED       STOCK         CAPITAL          DEFICIT             EQUITY
                                       ---------     --------     ------------     -------------      ------------
Balance at December 31, 1996           4,677,407       46,774       15,386,692        (9,795,144)        5,638,322
Net loss                                      -            -                -         (3,234,922)       (3,234,922)
                                       ---------     --------     ------------     -------------      ------------
Balance at December 31, 1997           4,677,407     $ 46,774     $ 15,386,692     $ (13,030,066)     $  2,403,400
Net loss                                      -            -                -         (1,777,428)       (1,777,428)
                                       ---------     -------      ------------     -------------      ------------
Balance at December 31, 1998           4,677,407     $ 46,774     $ 15,386,692     $ (14,807,494)     $    625,972
                                       ---------     -------      ------------     -------------      ------------
                                       ---------     -------      ------------     -------------      ------------

               See accompanying notes to the financial statements.

                               REALITY INTERACTIVE, INC.
                                STATEMENT OF CASH FLOWS

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              1997             1998
                                                              ----             ----
Cash flows from operating activities:
   Net loss                                                $(3,234,922)     $(1,777,428)
   Reconciliation of net loss to net cash used by
     operating activities:
     Depreciation and amortization                              96,308           63,115
     Changes in assets and liabilities:
       Accounts receivable                                    (313,520)         179,391
       Inventory                                                63,656           71,197
       Prepaid expenses and other assets                        19,109           22,552
       Accounts payable                                        (80,272)           2,618
       Accrued liabilities                                      11,527          (98,275)
       Deferred revenue                                        179,209         (132,411)
       Other current liabilities                                (7,954)            (122)
                                                           -----------      -----------
           Net cash used by operating activities            (3,266,859)      (1,669,363)
                                                           -----------      -----------

Cash flows from investing activities:
   Purchases of fixed assets                                   (26,343)          (4,977)
   Purchases of short-term investments                        (180,832)         (32,979)
   Sales of short-term investments                           3,395,000        1,563,522
   Cash restricted for operating leases                         58,300          (52,500)
                                                           -----------      -----------
           Net cash used by investing activities             3,246,125        1,473,066
                                                           -----------      -----------

Net cash provided (used) during period                         (20,734)        (196,297)
Cash and cash equivalents:
   Beginning of period                                         508,728          487,994
                                                           -----------      -----------
   End of period                                           $   487,994      $   291,697
                                                           -----------      -----------
                                                           -----------      -----------


               See accompanying notes to the financial statements.

REALITY INTERACTIVE, INC.
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 1998


1.     ORGANIZATION AND STATUS

       Reality Interactive, Inc. (the Company) was incorporated on May 24, 1994 for the purpose of developing technology-based knowledge solutions for the corporate marketplace. Since inception, the Company has developed several off-the-shelf multimedia training products within the areas of international quality and environmental management standards. To better align with the needs of the marketplace, the Company recently began offering multimedia and web development services to help customers improve business performance through technology-assisted knowledge transfer. The Company consults with its customers to identify initiatives and corporate best practices that are key to improving productivity, quality, cost reduction and time to market. The Company then uses its expertise with interactive technologies, such as the Web and multimedia, to develop solutions that foster enterprise-wide learning and culture change. The main markets for the Company's products and services are the United States and Western Europe.

       The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred operating losses in each period since inception, and has an accumulated deficit of $14,807,494. The Company expects that its current cash balance, along with collections from its existing accounts receivable and future revenue sources, will allow the Company to meet its obligations at least through May 31, 1999. To continue as a going concern, the Company must significantly increase revenues and continue to control expenses. Future operating results will depend upon many factors, including the rate at which industry adopts interactive multimedia and Web technology for education, training and knowledge transfer, the level of product and price competition, the Company's success in maturing its sales capabilities and the ability of the Company to manage its expenses in relation to sales. There is no assurance that the Company will be profitable in the future or the previously mentioned revenue increase and expense control will materialize.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       USE OF ESTIMATES
       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

       CASH AND CASH EQUIVALENTS
       Cash and cash equivalents include highly liquid investments with original maturities of less than 90 days and are generally invested in money market funds and certificates of deposit. The Company maintains its cash in bank deposit accounts at various financial institutions with high credit quality. The balances, at times, may exceed federally insured limits.

       SHORT-TERM INVESTMENTS
       Short-term investments consisted of commercial paper held for periods generally less than 90 days. These investments are considered available for sale and are carried at fair value. The estimated fair value of the investments approximates the amortized cost, and therefore, there are no unrealized gains or losses.

       REVENUE RECOGNITION
       Revenue derived from product sales and licenses is recognized upon shipment of the products. The Company has no significant obligations after shipment. Revenue derived from multimedia and Web-based development services is recognized on the percentage of completion method over the life of each project, which may range from three to nine months. Project costs include all direct labor costs and other direct costs related to service performance, such as contract labor, supplies and equipment costs. The Company's use of the percentage of completion method of revenue recognition requires estimates of the degree of project completion. To the extent these estimates prove to be inaccurate, the revenues and gross profits, if any, reported during the periods where the project is ongoing may not accurately reflect the final results of the project. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. Revenue is reported net of reimbursable expenses.

       ACCOUNTS RECEIVABLE
       The Company considers all accounts receivable to be fully collectible. Accordingly, no allowance for uncollectible accounts has been established. If accounts become uncollectible, they are charged to operations when that determination has been made. The Company extends unsecured credit to customers in the normal course of business.

       INVENTORY
       Inventory consisted primarily of software media, manuals and related packaging materials. Inventory is carried at the lower of cost or market using the first-in, first-out valuation method.

       FIXED ASSETS
       Fixed assets are stated at cost. Accelerated depreciation methods are used for both book and tax purposes over the estimated useful life of the equipment ranging from three to seven years. Leasehold improvements were amortized over the lease term using the straight-line method.

       INCOME TAXES
       Income taxes are accounted for using the liability method under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

       NET LOSS PER SHARE
       In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (SFAS No. 128). SFAS No. 128 applies to entities with publicly held common stock and is effective for financial statements for both interim and annual periods ending after December 15, 1997. After the effective date, all prior-period earnings
       (loss) per share data presented were restated to conform to the provisions of this statement. Under SFAS No. 128, the presentation of primary earnings (loss) per share is replaced with a presentation of basic earnings (loss) per share. SFAS No. 128 requires dual presentation of basic and diluted earnings (loss) per share for entities with complex capital structures. Basic earnings (loss) per share includes no dilution and is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings of an entity and is similar to the former fully diluted earnings (loss) per share calculation. The Company has adopted SFAS No. 128 and all net earnings
       (loss) per share data presented complies with this statement. For the years ended December 31, 1998, and for all prior periods presented, basic and diluted loss per share for the Company is the same because the inclusion of stock options and warrants as common stock equivalents would be antidilutive.

       PRODUCT DEVELOPMENT AND RESEARCH
       Expenditures for software development costs and research are expensed as incurred. Such costs are required to be expensed until the point that technological feasibility and proven marketability of the product is established. Costs otherwise capitalizable after technological feasibility is achieved are also generally expensed because they are insignificant.

       DEFINED CONTRIBUTION PLAN
       The Company has established a qualified 401(k) profit sharing plan which allows eligible employees to defer a portion of their salary. The Plan does not require any discretionary Company contributions.

3.     FIXED ASSETS

       Fixed assets consist of the following:

                                                            DECEMBER 31,
                                                         1997           1998
                                                         ----           ----
Computer equipment                                    $ 318,821       $ 332,938
Office equipment and furniture                          120,065         120,065
Leasehold improvements                                    9,140               0
                                                      ---------       ---------
                                                        448,026         453,003
Less accumulated depreciation and amortization         (326,055)       (389,170)
                                                      ---------       ---------
                                                      $ 121,971       $  63,833
                                                      ---------       ---------
                                                      ---------       ---------


4.     INCOME TAXES

       Significant components of the Company's deferred tax assets are as follows:

                                                             DECEMBER 31,
                                                       1997             1998
                                                       ----             ----
       Deferred tax assets:
         Net operating loss carryforwards          $ 5,268,000        $ 5,978,000
         Other                                          50,000             50,000
                                                   -----------        -----------
              Total deferred tax assets              5,318,000          6,028,000

       Less valuation allowance                     (5,318,000)        (6,028,000)
                                                   -----------        -----------
       Net deferred tax assets                     $         -        $         -
                                                   -----------        -----------
                                                   -----------        -----------


       At December 31, 1998, the Company had net operating loss carryforwards of approximately $14,605,000 for income tax purposes. The net operating loss carryforwards expire in 2009 through 2013 if not previously utilized.

       The Company has determined, based on the weight of available evidence at December 31, 1998, that it is more likely than not the Company's deferred tax assets will not be realized. Accordingly, a valuation allowance has been established for the tax benefits of these items. Future utilization of the available net operating loss carryforwards may be limited under Internal Revenue Code Section 382 due to future significant changes in ownership.

5.     COMMITMENTS

       LEASES
       The Company leases office space, equipment and furniture under various operating lease agreements, the last of which expires in 2003.

       At December 31, 1998, future minimum lease payments under noncancelable operating leases were as follows:

                                                            OPERATING
       YEAR ENDING DECEMBER 31,                              LEASES
       ------------------------                             ---------
              1999                                         $ 182,859
              2000                                           145,411
              2001                                           144,756
              2002                                           144,756
              2003                                            84,441
                                                           ---------
              Total future minimum lease payments          $ 702,223
                                                           ---------
                                                           ---------


       Rent expense was approximately $341,164 and $440,070 for the years ended December 31, 1997 and 1998, respectively.

       The Company has entered into agreements with third party content providers and marketing partners that require royalty payments to be made based upon the sales of the Company's products. The amount expensed under these agreements for 1997 and 1998 totaled approximately $153,396 and $48,402, respectively.

       LETTERS OF CREDIT
       The Company has outstanding a letter of credit from a bank as security for an operating lease of office space. The Company is required to maintain the cash as collateral at the bank which issued the letter of credit. This amount is reflected as restricted cash at December 31, 1998.


6.     STOCKHOLDERS' EQUITY

       COMMON STOCK ISSUED
       The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Holders of Common Stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of Common Stock are fully paid and nonassessable.

       WARRANTS
       A summary of the Company's warrant activity is as follows:

                                                                EXERCISE
                                                  NUMBER         PRICE         EXPIRATION
                                                  ------        --------       ----------
       Outstanding at December 31, 1996          3,365,922     $2.40-$8.00     1998-2001

       1997 - No activity                                -
                                                 ---------
       Outstanding at December 31, 1997          3,365,922     $2.40-$8.00     1998-2001

       Expired                                      (7,625)       $3.00        12/31/98
                                                 ---------
       Outstanding at December 31, 1998          3,358,297     $2.40-$8.00     1999-2001
                                                 ---------
                                                 ---------


       Such warrants were issued in connection with various financing transactions by the Company. The holders of these warrants are not entitled to vote, receive dividends or exercise any other rights until such warrants have been duly exercised and payment of the purchase price has been made.

       STOCK OPTIONS
       At December 31, 1998, the Company had 700,000 shares of common stock reserved under its 1994 Stock Incentive Plan. The plan provides for grants of incentive and nonqualified stock options to officers, employees and independent contractors. Furthermore, the Company may grant nonqualified options outside of this plan. These stock options generally vest evenly over a three to four year period and are exercisable over periods up to five years from date of grant. In addition, the Company had 400,000 shares of common stock reserved under its 1996 Directors' Stock Option Plan. This plan provides for annual grants of options to purchase 10,000 shares of Common Stock per director per year and vests six months from the date of grant.

       The Board of Directors establishes all terms and conditions of each grant. Stock options are granted at or above fair market value as determined by the Board of Directors at each grant date.

       Option transactions under these plans are summarized as follows:

                                                                      EXERCISE      WEIGHTED AVERAGE
                                                        OPTIONS         PRICE        EXERCISE PRICE
       STOCK INCENTIVE PLAN                           OUTSTANDING     PER SHARE        PER SHARE
       --------------------                           -----------     ---------     ----------------
       Options outstanding at December 31, 1996         498,050     $1.00 - $5.25        $2.87

       Granted                                          585,600     $0.45 - $1.00        $0.82
       Canceled                                        (600,550)    $0.81 - $5.25        $2.45
                                                       --------

       Options outstanding at December 31, 1997         483,100     $0.45 - $4.44        $0.90

       Granted                                          180,000         $0.75            $0.75
       Canceled                                         (75,600)    $0.50 - $4.44        $0.81
                                                       --------

       Options outstanding at December 31, 1998         587,500     $0.45 - $1.80        $0.87
                                                       --------
                                                       --------
       Exercisable at December 31, 1998                 102,625     $0.45 - $1.80        $1.08
                                                       --------
                                                       --------


                                                                      EXERCISE      WEIGHTED AVERAGE
                                                        OPTIONS         PRICE        EXERCISE PRICE
       DIRECTOR'S STOCK OPTION PLAN                   OUTSTANDING     PER SHARE        PER SHARE
       ----------------------------                   -----------     ---------     ----------------
       Options outstanding at December 31, 1996               -               -              -

       Granted                                           20,000            $1.13          $1.13
                                                       --------

       Options outstanding at December 31, 1997          20,000            $1.13          $1.13

       Granted                                           10,000            $0.25          $0.25
       Canceled                                         (30,000)       $0.25 - $1.13      $0.83
                                                       --------

       Options outstanding at December 31, 1998               0
                                                       --------
                                                       --------


       The following tables summarize stock options outstanding and exercisable at December 31, 1998:

                                               OUTSTANDING                                EXERCISABLE
                             -----------------------------------------------      ---------------------------
                                          WEIGHTED AVERAGE       WEIGHTED                        WEIGHTED
       EXERCISE                           CONTRACTUAL LIFE        AVERAGE                        AVERAGE
       PRICE RANGE           OPTIONS        REMAINING         EXERCISE PRICE       OPTIONS     EXERCISE PRICE
       -----------           -------      ----------------    --------------       ------      --------------
       $0.45 - $0.89         446,500            3.70             $   0.73           44,875        $ 0.64
       $1.00                 111,000            3.69                 1.00           27,750          1.00
       $1.80                  30,000            0.78                 1.80           30,000          1.80
                             -------            ----             --------          -------        ------
                             587,500            3.61             $   0.87          102,625        $ 1.08
                             -------            ----             --------          -------        ------
                             -------            ----             --------          -------        ------


       The estimated weighted average grant-date fair value of stock options granted during 1998 was $0.75 per option and $0.32 per option in 1997.

       The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As allowed by SFAS No. 123, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation expense related thereto. If the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net loss and net loss per share would have been increased to the pro forma amounts indicated in the following table:

                                                                     1997              1998
                                                                     ----              ----
       Net loss - as reported                                   $ (3,234,922)       $ (1,777,428)
       Net loss - pro forma                                     $ (3,323,557)       $ (1,821,136)
       Basic and Diluted net loss per share - as reported       $      (0.69)       $      (0.38)
       Basic and Diluted net loss per share - pro forma         $      (0.71)       $      (0.39)


       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                 1997         1998
                                                 ----         ----
       Expected dividend level                       0%            0%
       Expected stock price volatility              50%           50%
       Risk-free interest rate                       6%          5.4%
       Expected life of options                 4 years       4 years


7.     SIGNIFICANT CUSTOMERS

       Product and service revenues from clients that individually exceeded 10% of the Company's total revenues included three clients at 26%, 20% and 12% for the year ended December 31, 1998, and one client at 56% for the year ended December 31, 1997. Accounts receivable from two of these customers represented approximately 26% and 23% of total accounts receivable at December 31, 1998.